SUB-ITEM 77-E   LEGAL PROCEEDINGS
Since October 2003,
 Federated and related
entities (collectively, "Federated")
and various
Federated-sponsored
mutual funds (Funds) have
been named as defendants
in several class action
lawsuits now pending in the
United States District Court
for the District of Maryland.
The lawsuits were
purportedly filed on behalf
of people who purchased,
owned and/or redeemed shares
 of certain Funds
during specified periods
beginning November 1, 1998.
The suits are generally
similar in alleging that
Federated engaged in illegal
and improper trading practices
including market timing and late
 trading in
concert with certain institutional
 traders, which allegedly
caused financial injury to the
mutual fund
shareholders. Federated without
admitting the validity of any
claim has reached a preliminary
 settlement
with the Plaintiffs in these
cases. Any settlement would have
to be approved by the Court.
     Federated entities have
also been named as defendants
in several additional lawsuits
that are now
pending in the United States
District Court for the Western
District of Pennsylvania. These
lawsuits have
been consolidated into a single
action alleging excessive
advisory fees involving one
of the Funds.
     The Board of the Funds
retained the law firm of
Dickstein Shapiro LLP to
represent the Funds in
each of the lawsuits described
in the preceding two paragraphs.
Federated and the Funds, and their
respective counsel, have been
defending this litigation, and
none of the Funds remains a
defendant in
any of the lawsuits. Additional
lawsuits based upon similar
allegations may be filed in
 the future. The
potential impact of these
lawsuits, all of which seek
monetary damages, attorneys'
fees and expenses,
and future potential similar
suits is uncertain. Although
we do not believe that these
lawsuits will have a
material adverse effect on
the Funds, there can be no
assurance that these suits,
ongoing adverse
publicity and/or other
developments resulting
from the allegations in
these matters will not result
in
increased redemptions,
or reduced sales of shares
of the Funds or other adverse
consequences for the
Funds.